UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2004

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE Atlanta, Georgia 30309
(Address and zip code of principle executive offices) (Zip Code)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On or about September 2, 2004, a shareholder class action complaint (the “Complaint”) was filed in a civil action captioned Green Meadows Partners, LLP on behalf of itself and all others similarly situated v. Robert P. Kenney, Bernard S. Lee, Craig G. Mathews, Dr. Vera King Farris, James J. Forese, J. Russell Hawkins, R. Van Whisnand, John Kean, NUI Corporation and AGL Resources, Inc., pending in the Superior Court of the State of New Jersey, County of Somerset, Law Division.  The Complaint, brought on behalf of a putative class of the stockholders of NUI Corporation (“NUI”), names as defendants all of the directors of NUI (the “Individual Defendants”), NUI and AGL Resources Inc. On July 15 , 2004, we announced the execution of an agreement and plan of merger with NUI pursuant to which we agreed to acquire all of NUI’s outstanding shares.  We first became aware of the Complaint when NUI notified us that NUI had been formally served on September 9, 2004 and forwarded us a copy of the Complaint for our review.   We were formally served with the Complaint on September 14, 2004.

 The Complaint alleges that purported financial incentives in the form of change of control payments1 and indemnification rights created a conflict of interest on the part of certain of the Individual Defendants in evaluating a possible sale of NUI.  The Complaint further alleges that the Individual Defendants, aided and abetted by AGL Resources , breached fiduciary duties owed to Plaintiff and the putative class by (i) deciding to sell NUI to AGL Resources without purportedly making the requisite effort to obtain the best share price, (ii) agreeing to an allegedly unfair and inadequate cash sale price of $13.70 per share, (iii) entering into a merger agreement with the Company that provided for a $7.5 million break-up fee, and (iv) failing to disclose allegedly material information in NUI’s preliminary proxy statement filed on August 13, 2004, including, among other things, (a) the precise amount of consideration received by each director in connection with the sale of NUI, (b) purported strategic alternatives considered by NUI and its financial advisors, (c) additional alleged details of the sale process, and (d) prior relationships, if any, between NUI, AGL Resources and/or NUI’s financial advisors.

The Complaint demands judgment (i) determining that the action is properly maintainable as a class action, (ii) declaring that the Individual Defendants breached fiduciary duties owed to Plaintiff and the putative class, aided and abetted by AGL Resources , (iii) enjoining the sale of NUI, or if consummated, rescinding the sale, (iv) eliminating the $7.5 million break-up fee agreed to with AGL Resources , (v) awarding Plaintiff and the putative class compensatory and/or rescissory damages, (vi) awarding interest, attorney’s fees, expert fees and other costs, and (vii) granting such other relief as the Court may find just and proper.   We believe that the lawsuit is without merit and intend to defend ourselves vigorously.  Nevertheless, it is not possible at this time to determine a likely outcome.

1 NUI has informed us that it believes that this allegation refers to a retirement plan for directors, last amended as of January 24, 1995, that provides for a lump sum payment of the retirement benefits that would be paid to such directors on retirement, discounted for present value in the event of a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: September 14, 2004	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer